October 30, 2009

Hungarian Telecom (Netherlands) Cooperatief U.A.
Naritaweg 165 Telestone 8
1043BW Amsterdam
The Netherlands

Invitel Holdings A/S

Ladies and Gentlemen:

In connection with the proposed transaction (the “Transaction”) as set forth in that certain Sale and Purchase Agreement, dated as of September 30, 2009 (the “Sale and Purchase Agreement”), among TDC A/S (the “Seller”), Hungarian Telecom (Netherlands) Cooperatief U.A. (the “Equity Purchaser”) and Hungarian Telecom Finance International Limited (the “Debt Purchaser” and, together with the Equity Purchaser, the “Purchasers”, each of which is an indirect wholly-owned subsidiary of Mid Europa Fund III L.P. (“MEP”)), and that certain Debt Restructuring Agreement, dated as of September 30, 2009 (the “Debt Restructuring Agreement” and, together with the Sale and Purchase Agreement, the “Transaction Agreements”), among the Debt Purchaser, Invitel Holdings A/S (the “Company”) and the successor entity, pursuant to a merger and related transactions, to Hungarian Telephone and Cable Corp. (“HTCC”), and Magyar Telecom B.V. (“Magyar Telecom”), a wholly-owned subsidiary of the Company, (1) I, Robert Bowker (the “Manager”), acting in my individual capacity and in my capacity as an indirect beneficial owner of American Depositary Shares (“ADSs”) representing ordinary shares in the Company, and not in my capacity as a director, officer, employee or consultant of the Company or Rob Investments Limited (the “Service Company”), and (2) the Service Company, each of us intending to be legally bound, hereby agree as follows.  Capitalized terms used herein and not herein defined shall have the respective meanings ascribed to them in the Debt Restructuring Agreement and, unless the context requires otherwise, as used herein, the terms defined in Section 8.3(a) of the Debt Restructuring Agreement shall have the meanings assigned to them therein.

1.           Representations and Warranties Regarding the Company.  The Manager hereby represents and warrants to the Equity Purchaser, in his individual capacity and not in his capacity as a director, officer, employee or consultant of the Company, or the Service Company, that to his knowledge (after reasonable inquiry) and subject to Annex B hereto, the representations and warranties set forth in Annex A attached hereto are true and correct as of the date hereof (unless any such representation or warranty is made only as of a specific date, then as of such specified date).  On the Closing Date, the Manager undertakes to deliver to the Equity Purchaser a certificate dated as of the Closing Date certifying, in his individual capacity and not in his capacity as a director, officer, employee or consultant of the Company, or the Service Company, that to his knowledge (after reasonable inquiry) and subject to Annex B hereto, the representations and warranties set forth in Annex A attached hereto are true and correct as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, then as of such specified date), or, if the representations and warranties set forth in Annex A attached hereto are no longer true and correct as of the Closing Date, setting out a reasonable description of the acts, omissions, events and circumstances that result in such representations and warranties no longer being true and correct as of the Closing Date.

2.             Restrictions on Transfers.

2.1           From the Closing Date until the earlier to occur of (a) a Trigger Event (as defined in the Amended and Restated Management Service Contract, dated April 27, 2007 (as amended to date, the “Service Agreement”) between Magyar Telecom and the Service Company, (b) the termination of the Service Agreement, or (c) the fifth anniversary of the Closing Date (the “End Date”), except as otherwise specifically permitted by this letter agreement (this “Agreement”), the Manager will not, directly or indirectly (through the transfer of any ownership interest of any corporation, partnership, limited liability company, association, trust, unincorporated organization or any other entity (a “Person”) that holds, or controls any Person that holds, such Covered Shares), make or solicit any sale, assignment, transfer or other disposition thereof or other conveyance of legal or beneficial interest therein, or create, incur or assume any Lien (a “Transfer”) with respect to, any Covered Shares (as defined in paragraph 7.1 below).

2.2           Notwithstanding paragraph 2.1 above, the Manager shall be permitted to Transfer, after the Closing Date, Covered Shares, directly or indirectly; provided that after any such Transfer the Manager shall continue to hold, directly or indirectly, at least (a) 50% of the Covered Shares after the Closing Date, (b) 40% of the Covered Shares (calculated on an aggregate basis) after the first anniversary of the Closing Date and (c) 30% of the Covered Shares (calculated on an aggregate basis) after the second anniversary of the Closing Date.

2.3           Notwithstanding paragraph 2.1 above, the Manager shall be permitted to Transfer, after the Closing Date, Covered Shares directly or indirectly (including, without limitation, through a Transfer of the shares of the Service Company or any other subsidiary of the Manager) (a) to a 100% subsidiary of the Manager or (b) to a trust (whether arising under a settlement, declaration of trust, testamentary disposition or on an intestacy) in respect of which the only beneficiaries (and the only persons capable of being beneficiaries) are the Manager and/or any or all of his spouse or children and grandchildren (including step and adopted children) and/or such charities as the trustee may in its discretion determine; provided, however, in the case of (a) or (b) above, no such transfer shall become effective until the relevant transferee shall have delivered to the Equity Purchaser a properly completed, signed and dated statement reading as follows:

“The undersigned, in consideration of receiving, directly or indirectly (through ownership of equity in another entity), (number) of shares of Invitel Holdings A/S, hereby agrees to be deemed a party to, and to be bound by the terms and provisions of the letter agreement, dated October 30, 2009 and amended to date, among Hungarian Telecom (Netherlands) Cooperatief U.A., Robert Bowker and Rob Investments Limited, as the [“Service Company”, “Manager”] thereunder1.

1 “Service Company” if the Covered Shares are transferred to a 100% subsidiary of the Manager and “Manager” if the Covered Shares are transferred to a trust.

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2.4           The certificate(s) for the Covered Shares shall bear a legend as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AS SET FORTH IN THE LETTER AGREEMENT, DATED AS OF OCTOBER 30, 2009, BETWEEN ROBERT BOWKER AND THE CORPORATION.

Following the Closing, the Equity Purchaser shall use its reasonable endeavours to cause the Company to issue new certificates with the legend for the Covered Shares and remove from any certificate or issue new certificates without the legend for Covered Shares that are no longer subject to the transfer restrictions set forth in this Agreement.

3.             Right to Participate in Certain Sales.

3.1           If the Equity Purchaser or any of its affiliates (not including, for the purpose of this Section 3, the Company or any of its subsidiaries) (the “Selling Shareholder”) desires to Transfer directly or indirectly (through the transfer of any ownership interest of any Person that holds, or controls any Person that holds) all or part of its Shares to any unaffiliated third person (the “Proposed Transferee”) (other than any Transfer on a stock exchange on which the Shares are then listed for trading, including a broker-facilitated transaction pursuant to Rule 144 under the Securities Act of 1933, as amended or any transaction or series of related transactions, including a merger, consolidation or tender offer, in which all shareholders of the Company have a right to participate in such Transfer on the same terms as the Equity Purchaser), the Selling Shareholder shall, at least 30 days prior to consummating any such Transfer, give written notice (a “Tag-Along Notice”) to the Service Company containing (i) the number and class of Shares proposed to be transferred pursuant to such bona fide written offer, (ii) the name and address of the Proposed Transferee, (iii) the proposed purchase price, terms and payment and other material terms and conditions of the Proposed Transferee’s offer, (iv) the date such proposed sale is expected to be consummated, (v) an attached copy of any agreement (as executed by the Equity Purchaser) pursuant to which the proposed Transfer is to be consummated and (vi) an offer to include in such sale, the Pro Rata Portion of the Covered Shares held by the Service Company.

3.2           The Service Company shall have the right, for a period of 10 days after the Tag-Along Notice is given (the “Response Period”) to include in such sale, a number of the Service Company’s Covered Shares up to its Pro Rata Portion, exercisable by delivering a written notice to the Selling Shareholder, within the Response Period, stating the maximum number of Covered Shares, if any, that the Service Company desires to transfer in such sale.  The “Pro Rata Portion” of the Service Company’s Covered Shares will be equal to the product of (i) the total number of Covered Shares then owned the Service Company and (ii) a fraction, the denominator of which shall be the total number of Covered Shares then owned by the Selling Shareholder, and the numerator of which shall be the Covered Shares proposed to be transferred by the Selling Shareholder.

3.3           In the event the Service Company shall have notified the Selling Shareholder within the Response Period that the Service Company desires to participate in such sale, the Selling Shareholder shall have 90 days from the Response Period in which to sell its Shares at a price not lower than that contained in the Tag-Along Notice and on terms not more favorable to

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the Proposed Transferee than were contained in the Tag-Along Notice, provided, that in the event of any such sale, the Selling Shareholder shall include in any such sale upon the same terms and conditions as the Shares proposed to be transferred by the Selling Shareholder, the number of Shares indicated in the written notice of the Service Company provided within the Response Period, up to the Pro Rata Portion of the Covered Shares held by the Service Company; provided, that (i) any indemnification obligation of the Service Company  provided to the Proposed Transferee with respect to the breach of any representation or warranty concerning the Company shall be limited to the gross proceeds received by the Service Company in connection with the Transfer and in any event, for the avoidance of doubt, such indemnification obligation shall be no greater than the indemnification obligation of the Selling Shareholder and (ii) the Selling Shareholder shall not be entitled to receive any fee or other compensation for its Shares (other than any break, termination, topping or similar fee (howsoever characterized) payable in the event such transaction is not consummated and other than any payment or reimbursement of fees, costs or expenses incurred by the Selling Shareholder) that is not shared ratably among the Selling Shareholder and the Service Company in proportion to the number of Shares transferred by each.

3.4           If the Service Company elects to participate in a Transfer pursuant to this Section 3, the Service Company shall effect participation in the Transfer by delivering to the Selling Shareholder (to hold in trust as agent for the Service Company), at least 7 days prior to the date scheduled for such Transfer as set forth in the Tag-Along Notice, (i) one or more certificates or other instruments, as applicable, in proper form for transfer, which represent the number of Covered Shares which the Service Company is entitled to Transfer in accordance with paragraph 3.3, (ii) a joinder agreement pursuant to which the Service Company shall agree to be bound by the terms and conditions set forth in the agreement included with the Tag-Along Notice pursuant to paragraph 3.1 in form and substance reasonably satisfactory to the Selling Shareholder, and (iii) executed copies (or signature pages thereof) of such other agreements, documents or certificates as the Selling Shareholder and/or its Proposed Transferee shall reasonably request.  Such certificate or certificates or other instruments, as applicable, shall be delivered by the Selling Shareholder to the Proposed Transferee on the date scheduled for such Transfer in consummation of the Transfer pursuant to the terms and conditions specified in the Tag-Along Notice and such Proposed Transferee shall remit to the Service Company its pro rata portion of the net sale proceeds.  For purposes of this paragraph 3.4, “pro-rata portion” shall mean for a fraction, the numerator of which is the number of Shares to be Transferred by the Service Company pursuant to this Section 3 and the denominator of which is the total number of Shares to be Transferred pursuant to this Section 3 by the Selling Shareholder, the Service Company and any other Person exercising a tag-along right substantially similar to that of the Service Company. The Selling Shareholder’s sale of Shares in any sale proposed in a Tag-Along Notice shall be effected by the Selling Shareholder and the Service Company on terms and conditions not more favorable than those set forth in the Tag-along Notice.

3.5           If at the end of the Response Period the Service Company has not given notice of the Service Company’s decision to sell the Pro Rata Portion of the Covered Shares held by the Service Company, then the Selling Shareholder shall have 90 days from the end of the Response Period in which to sell the number of Shares proposed to be transferred by the Selling Shareholder at a price not higher than that contained in the Tag-Along Notice and on terms not more favorable to the Selling Shareholder than were contained in the Tag-Along Notice.

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3.6           If at the end of any such 90-day period provided for in this Section 3, the Selling Shareholder has not completed the sale of its Shares proposed to be transferred by the Selling Shareholder, the Selling Shareholder shall no longer be permitted to sell such Shares pursuant to this Section 3 without again fully complying with the provisions of this Section 3 and all the restrictions on sale, transfer, assignment or other disposition contained in this Agreement shall again be in effect.

4.             Limitation of Liability.  The parties acknowledge and agree that the liability of the Manager to the Equity Purchaser and its affiliates if the representations and warranties set forth in Annex A attached hereto are not true and correct as of the date hereof or as of the Closing Date, as the case may be, or if the Manager fails to deliver the certificate referred to in paragraph 1 of this Agreement, shall be limited as set out in Annex B hereto and, in any event shall not, in the aggregate, exceed the value, as of the date the Equity Purchaser becomes aware of the breach of any such representation or warranty or upon which the Manager fails to deliver such certificate, of 37.5% of the Covered Shares beneficially owned by the Manager on the date of this Agreement.  If damages are assessed in favor of the Equity Purchaser or any of its affiliates, the Manager may satisfy payment of such damages by forfeiture of the aforementioned Covered Shares to the Equity Purchaser, such affiliate or their designee.  Subject to Annex B hereto, nothing in this Agreement shall in any way preclude any party from asserting any remedies, including any rights of termination and equitable remedies, under this Agreement or any other equitable remedies; provided, that in no event shall the Equity Purchaser or any affiliate of the Equity Purchaser be entitled to any injunction or other equitable remedy against the Manager, the Service Company or any other Person for the breach by the Manager of the representations and warranties set out in paragraph 1 hereof and Annex A hereto.

5.             Certain Agreements.  In each case, with respect to the Transaction, the Service Company hereby fully, unconditionally and irrevocably (i) waives any and all rights it may have, upon receipt of a Tag Along Notice (as defined in the Tag Along Agreement) or otherwise, under the Tag Along Agreement, dated as of April 27, 2007, by and among the Seller, the Service Company and the other companies listed on Schedule 1 thereto (the “Tag Along Agreement”), including the right to include any of its Shares in the Transfer (as defined in the Tag Along Agreement) contemplated by the Transaction, (ii) waives any and all existing and future claims it may have under the Tag Along Agreement regarding the Transfer contemplated by the Transaction, including any claim that such Transfer is null and void and of no force and effect, (iii) waives any and all rights it may have, whether or not the Service Company and the Company receive a Tag Along Notice, under the Agreement regarding Transfer Restrictions and Put Rights, dated April 27, 2007, among Magyar Telecom, HTCC and the Service Company (the “Put Right Agreement”), including the right to have certain Shares purchased by the Company pursuant to paragraph 6 thereof, and (iv) acknowledges and agrees that following the Closing, the Tag Along Agreement will terminate upon its terms and consequently paragraph 6 of the Put Right Agreement will no longer have any force and effect, and any existing rights (if any) conferred upon the Service Company pursuant to paragraph 6 of the Put Right Agreement as of the Closing Date will be extinguished.  The Equity Purchaser acknowledges and agrees that, subject to clauses (iii) and (iv) above, the Put Right Agreement (and, in particular, paragraph 5 thereof) shall remain and continue in full force and effect after the date hereof.

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6.             Representations and Warranties of the Manager.  The Manager hereby represents and warrants to the Equity Purchaser as follows:

6.1           The Manager is the record holder and/or beneficial owner of, and has sole voting power and sole power of disposition with respect to, all of the shares of the Service Company, free and clear of any Lien.

6.2           The Manager has all necessary power and capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.  The Agreement has been duly and validly executed and delivered by the Manager and, assuming the due authorization, execution and delivery hereof by the Service Company and the Equity Purchaser, constitutes a legal, valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

6.3           The execution, delivery and performance of this Agreement by the Manager and the consummation of the transactions contemplated hereby by the Manager do not and will not (i) conflict with or violate any Law or any Order applicable to the Manager or by which he or any of his properties or assets is bound or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to the creation of any Lien on the Covered Shares or any of the properties or assets of the Manager under, or any right of termination, cancellation, amendment or acceleration of, any Contract to which the Manager is a party or by which the Manager or any of his properties or assets is bound, except, in the case of clauses (i) and (ii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Manager to carry out his obligations under, and to consummate the transactions contemplated by, this Agreement.

7.             Representations and Warranties of the Service Company.  The Service Company hereby represents and warrants to the Equity Purchaser as follows:

7.1           As of the date of this Agreement, the Service Company is the record holder and/or beneficial owner of, and has sole voting power and sole power of disposition with respect to, 246,769 Shares (the “Covered Shares”), which Covered Shares are owned of record and beneficially by the Service Company free and clear of any Lien.  For purposes of this Agreement, the terms “beneficial owner” or “beneficial ownership” or similar term, with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) of the Exchange Act.

7.2           The Service Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be in good standing or to have such power or authority would not, individually or in the aggregate, prevent, materially delay or

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materially impede the ability of the Service Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

7.3           The Service Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Service Company and the consummation by the Service Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Board of Directors of the Service Company, and no other corporate proceedings on the part of the Service Company are necessary to authorize this Agreement, to perform its obligations hereunder, or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Service Company and, assuming the due authorization, execution and delivery hereof by the Manager and the Equity Purchaser, constitutes a legal, valid and binding obligation of the Service Company enforceable against the Service Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

7.4           The execution, delivery and performance of this Agreement by the Service Company and the consummation of the transactions contemplated hereby by the Service Company do not and will not (i) conflict with or violate the certificate of incorporation or bylaws (or similar organizational documents) of the Service Company, (ii) conflict with or violate any Law or Order applicable to the Service Company or, to the knowledge of the Service Company, by which it or any of its properties or assets is bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to the creation of any Lien on any of the properties or assets of the Service Company under, or any right of termination, cancellation, amendment or acceleration of, any Contracts to which the Service Company is a party or by which the Service Company or any of its properties or assets is bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Service Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

8.             Representations and Warranties of the Equity Purchaser.  The Equity Purchaser hereby represents and warrants to the Manager and the Service Company as follows:

8.1           The Equity Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be in good standing or to have such power or authority would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Equity Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

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8.2           The Equity Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Equity Purchaser and the consummation by the Equity Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Board of Directors of the Equity Purchaser, and no other corporate proceedings on the part of the Equity Purchaser are necessary to authorize this Agreement, to perform its obligations hereunder, or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Equity Purchaser and, assuming the due authorization, execution and delivery hereof by the Manager and the Service Company, constitutes a legal, valid and binding obligation of the Equity Purchaser enforceable against the Equity Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

8.3           The execution, delivery and performance of this Agreement by the Equity Purchaser and the consummation of the transactions contemplated hereby by the Equity Purchaser do not and will not (i) conflict with or violate the certificate of incorporation or bylaws (or similar organizational documents) of the Equity Purchaser, (ii) conflict with or violate any Law or Order applicable to the Equity Purchaser or by which it or any of its properties or assets is bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to the creation of any Lien on any of the properties or assets of the Equity Purchaser under, or any right of termination, cancellation, amendment or acceleration of, any Contracts to which the Equity Purchaser is a party or by which the Equity Purchaser or any of its properties or assets is bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Equity Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

9.             Capacity of the Manager.  Notwithstanding anything in this Agreement to the contrary, the Manager makes no agreement or understanding herein in any capacity other than in his individual capacity or in his capacity as a beneficial owner of Covered Shares and nothing herein will be construed to limit or affect any action or inaction by the Manager acting in his capacity as a director, officer, employee or consultant of the Company or the Service Company.

10.           Termination.  This Agreement shall terminate upon the earliest to occur of (a) the date of termination of the Transaction Agreements, (b) the End Date, and (c) the date, following the Closing but prior to the End Date, upon which the Equity Purchaser and its affiliates (not including, for the purpose of this paragraph 11, the Company or any of its subsidiaries) beneficially own less than 25% of the issued and outstanding Shares.  In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from liability for any breach of this Agreement.

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11.           Further Assurances.  Each party hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

12.           Expenses.  Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

13.           Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by the parties hereto or (b) by a waiver in accordance with paragraph 14.

14.           Waiver.  Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

15.           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Equity Purchaser or any of its affiliates:

Hungarian Telecom (Netherlands) Cooperatief U.A.
Naritaweg 165 Telestone 8
1043BW Amsterdam
The Netherlands
Attention:  Carolyn Seeger and Eduard Hendriks
Facsimile:  +31 20 5722 653

with a copy to:

Mid Europa Partners Limited
Bank Center, Platina Tower, 5th Floor
Szabadsag ter 7
Budapest 1954
Hungary
Attention: Craig Butcher
Facsimile: +36 1 411 1271

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with an additional copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Broadgate West
9 Appold Street
London EC2A 2AP
Attention:  George Karafotias
Facsimile:  +44 207 655 5500

if to the Manager:

c/o Invitel Tavkozlesi Zrt.
Puskas Tivadar u. 8-10
H-2040 Budaors, Hungary
Attention: Robert Bowker
Facsimile: +36 1 801 1675

if to the Service Company:

Rob Investments Limited
Top Floor
14 Athol Street
Douglas, Isle of Man IMI 1JA
Attention: Anne Couper Woods

Facsimile number: +44 1624 619 989

with an additional copy (which shall not constitute notice) to the Manager at the address and/or facsimile specified for him above

16.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

17.           Entire Agreement; Assignment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, except that the Equity Purchaser may assign all or any of its respective rights and obligations hereunder to any affiliate of the Equity

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Purchaser; provided, however, that no such assignment shall relieve the Equity Purchaser of its obligations hereunder.

18.           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of paragraph 1 which shall inure to the benefit of the Purchasers.

19.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

20.           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

21.           Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

22.           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement (other than the representations and warranties set out in paragraph 1 hereof and Annex A attached hereto) were not performed by any party in accordance with their specific terms or were otherwise breached by any party.  It is accordingly agreed that, prior to the termination of this Agreement pursuant to paragraph 11, the Equity Purchaser, the Manager and the Service Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (other than the representations and warranties set out in paragraph 1 hereof and Annex A attached hereto) by another party and to enforce specifically the terms and provisions of this Agreement (other than the representations and warranties set out in paragraph 1 hereof and Annex A attached hereto) against another party, this being in addition to any other remedy to which any party is entitled at law or in equity.

23.           Jurisdiction.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court sitting in The City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) consents to service being made through the notice procedures set forth in paragraph 16.  Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in paragraph 16 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

24.           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING

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AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

25.           Interpretation.  When reference is made in this Agreement to a paragraph or Section, such reference shall be to a paragraph or Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  Unless otherwise specified, for purposes of this Agreement, references to an “affiliate” of the Equity Purchaser shall, following the Closing Date, include the Company and its subsidiaries.

[Remainder of Page Left Blank Intentionally]

12

Please indicate your acceptance of and agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

/s/ Robert Bowker

Manager

ROB INVESTMENTS LIMITED

By:	/s/ Christine Martha Campbell Griffiths
Name: Christine Martha Campbell Griffiths
Title: Director

Accepted and Agreed to as of
the date first written above:

HUNGARIAN TELECOM (NETHERLANDS) COOPERATIEF U.A.
acting by its Managing Director, TRUST INTERNATIONAL MANAGEMENT (T.I.M.) B.V.

/s/ Huug Braamskamp	/s/ Carolyn Seeger
Signature	Signature

Huug Braamskamp, Attorney in Fact	Carolyn Seeger, Attorney in Fact
Name/Title	Name/Title

and by its Managing Director, EUROPE MANAGEMENT COMPANY B.V.

/s/ Huug Braamskamp	/s/ Carolyn Seeger
Signature	Signature

Huug Braamskamp, Attorney in Fact	Carolyn Seeger, Attorney in Fact
Name/Title	Name/Title

Annex A

Representations and Warranties

1	Incorporation and Group Structure

1.1
The Company and each subsidiary identified as such in the Disclosure Letter (as defined in Annex B) (collectively referred to as the “Group Companies” and each a “Group Company”) are companies duly incorporated and validly existing under the laws of the respective jurisdictions of incorporation.

1.2
No Group Company is insolvent or unable to pay its debts under the insolvency laws of any jurisdiction applicable to any of the Group Companies, and has not stopped paying debts as they fall due.  No order has been made, petition presented or resolution passed for the winding up of any Group Company.  No administrator or any receiver or manager has been appointed by any person in respect of any Group Company or all or any of its assets and no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed.

1.3
No Group Company has any interest in the equity or registered capital of any other company which is not a Group Company, other than a security in a publicly-traded company held for investment by such Group Company and consisting of less than 1% of the outstanding capital stock of such other company.

1.4	The Company directly or indirectly controls all Group Companies.

1.5	No Group Company acts or carries on business in partnership or in a joint venture with any other person.

1.6	No Group Company has any branch, agency or place of business outside its jurisdiction of incorporation.

2	Ownership of the Equity Interest; Capitalization

2.1
Each Group Company identified as a holder or owner of the shares, quotas or similar instruments representing an equity interest (“Equity Interest”) in another Group Company as set forth in the Disclosure Letter is the sole legal and beneficial owner of such Equity Interest and the ownership percentages of such Equity Interest shown in the Disclosure Letter are true and correct.

2.2	Each Equity Interest has been properly issued and fully paid.

2.3
Except for Liens securing Group Debt Facilities, each Equity Interest is free from any Lien and there is no agreement or commitment outstanding to create a Lien in relation to any Equity Interest in favor of any other person, and no claim has been made by any person to be entitled to any Equity Interest.  For purposes of this

Agreement, “Group Debt Facilities” means, collectively, (i) the high yield senior notes issued by Magyar Telecom as of August 6, 2004, with an aggregate principal amount of EUR 142 million, an interest rate of 10.75% per annum and a maturity date of August 15, 2012 (the “2004 Notes”);  (ii) the floating rate senior PIK notes issued by Invitel Holdings N.V. on October 30, 2006, with an aggregate principal amount of EUR 125 million, an interest rate of EURIBOR plus 8.25% per annum, reset quarterly, plus a ratchet margin and a maturity date of April 15, 2013 (the “2006 Notes”);  (iii) the floating rate senior notes issued by HTCC Holdco II B.V. on April 27, 2007, (the “2007 Notes”) with an aggregate principal amount of EUR 200 million, an interest at the rate of EURIBOR plus three percent per annum and a maturity date of February 1, 2013 (the “2007 Notes”); (iv) the facilities agreement between Invitel (as borrower), Magyar Telecom and certain of its subsidiaries (as original guarantors) and BNP Paribas and Calyon (as coordinators), BNP Paribas, Calyon and Nordea Bank Danmark A/S (as arrangers), certain lenders, BNP Paribas and BNP Paribas Hungary Branch (as agents) and BNP Paribas Trust Corporation UK Limited (as security trustee), dated August 6, 2004, as amended and restated on April 27, 2007, March 3, 2008 and March 4, 2009; and (v) the subordinated loan agreement between Magyar Telecom (as borrower) and Invitel, Invitel International Hungary, Technocom, Invitel AG, Invitel International Holdings B.V., Magyar Telecom, Euroweb Romania S.A. and Memorex Turkey (as guarantors), among others, and BNP Paribas and Calyon (as arrangers and lenders) and BNP Paribas Trust Corporation UK Limited (as security trustee), dated March 4, 2009.

2.4
There are no agreements or commitments outstanding which call for the issue of any Equity Interest of any Group Company or accord to any person the right to call for the issue of any such Equity Interest.  No Group Company has issued any profit sharing certificates or granted any other rights to share in any Group Company’s profits, nor granted any other rights to third parties entitling such third parties to share in any Group Company’s profits.

3	Constitutional and Corporate Matters

3.1
The copies of the articles of association, deeds of foundation or other constitutional documents (each of them a “Constitutional Document”) of each Group Company, each of which have been set out in the Dataroom, are complete and accurate.

3.2
The statutory books of each Group Company are, in all material respects, properly kept, up to date and contain complete and accurate details of all matters required by applicable law to be entered in such statutory books, and no notice or indication that any such statutory book is incorrect or should be rectified, in each case, in any material respect, has been received by any Group Company.

4	Authority

4.1
Each of the Company and Magyar Telecom has full power and authority to enter into and perform the Debt Restructuring Agreement and its obligations thereunder and all transactions to be consummated therein.  Assuming the due authorization, execution and delivery by all other parties thereto, the Debt Restructuring Agreement constitutes legal, valid and binding obligations of the Company and Magyar Telecom, and is enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.2
No Group Company is or will be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorization from any Governmental Authority or any other person in connection with the execution, delivery and performance of the Transaction Agreements, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the NYSE AMEX Equities Exchange (formerly the American Stock Exchange) and VP Securities A/S, (iii) the applicable requirements of Foreign Antitrust Laws, (iv) the Regulatory Requirements and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, (A) prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement or (B) have a Material Adverse Effect.

5	Effect of the Transaction Agreements

5.1
The execution and delivery of the Transaction Agreements and all other documents to be executed at Closing, and the performance of and compliance with their terms by the respective parties to the Transaction Agreements, do not and will not cause a benefit or payment to be made or given by any Group Company to any member of management of any Group Company (for the avoidance of doubt, for purposes of this paragraph 5.1, members of the board of directors of the Company do not constitute members of management of the Company).

5.2	No person is entitled to receive a brokerage, finder’s fee or commission from any Group Company in connection with the Transaction Agreements or any other agreement executed in connection therewith.

5.3
On the date of this Agreement, the Manager is not entitled to any Actions whatsoever vis-à-vis the Purchasers or any of the Group Companies in connection with the transactions contemplated by the Transaction Agreements.

6	Material Contracts

6.1	True and accurate copies of all Material Contracts to which a Group Company is a party have been disclosed in the Dataroom.

6.2
Each of the Material Contracts to which a Group Company is a party is in full force and effect.  No Group Company and no other party is in breach of any such Material Contract.  No allegation of any breach or invalidity of any Material Contract has been made or received by any Group Company.  No notice of termination of any such Material Contract has been served or received by any Group Company.

6.3
Other than as expressly provided in the Transaction Agreements and the other documents to be executed at Closing, the transactions contemplated by the Transaction Agreements will not give any grounds for the rescission, termination, avoidance, amendment or repudiation of any Material Contract, nor will they cause any Group Company, under any Material Contract, to have to pay more for any goods or services it currently receives or to receive any goods or services of a lower or different standard than it currently receives.

7	Compliance with Laws

7.1	Each Group Company conducts its business in compliance in all material respects with all applicable laws.

7.2
No Group Company has received notice that it is in violation of, or in default with respect to, any statute, regulation, order, decree or judgment of any court, arbitral tribunal or any Governmental Entity that could reasonably be expected to have a Material Adverse Effect.

8	Books, Records and Returns

8.1
All material books, records and information belonging to a Group Company are in its possession or accessible by it and adequately and properly documented to a degree and in a manner to be expected of a reasonable business person and are up-to-date.

9	Licenses

9.1	Each Group Company has and validly uses all material Licenses required for the continued and uninterrupted operation of its business.

9.2
Each such material License is in full force and effect, is not subject to any onerous conditions, is not limited in duration (or, if limited in duration, could reasonably be expected to be renewed in the ordinary course of business) and there are no grounds for the termination or revocation of any such material License and no such material License is subject to any investigation, enquiry or proceeding outstanding which is likely to result in its suspension, modification or revocation.

10	Assets

10.1
Each Group Company owns, or has the right to use, all of the material assets (real or personal, tangible or intangible) which are both used by such Group Company in the operation of its business and necessary for such Group Company’s operation of its business as currently operated.

10.2	All material assets owned or used by any Group Company are in reasonable operating condition and are reasonably fit for the use for which they are intended.

10.3	Each Group Company has a valid title or right to use all premises which it owns, leases or otherwise uses and from or in which it conducts business or operations.

11	Finance Arrangements

11.1
Except for the Group Debt Facilities, no Lien has been given by or entered into by any Group Company in respect of any obligations of it or another Group Company (including in respect of borrowings) or in respect of the indebtedness or obligations of any other person.

11.2	Except for the Group Debt Facilities, no Group Company has outstanding any loan capital or has incurred or agreed to incur any borrowing over €1,000,000 in value which it has not repaid or satisfied.

11.3
Except for loans to another Group Company, no Group Company has any loans in excess of €1,000,000 in the aggregate outstanding to other persons, other than debts that have arisen in respect of trading and in the ordinary course of business.

11.4
Except as may be triggered by the execution, delivery or performance of the Transaction Agreements, no event which is, or which could reasonably be expected to become, an event of default under or result in a material breach of the terms of any borrowing or financial facility of any Group Company has occurred or been alleged.

11.5
Except for guarantees issued by a Group Company in the ordinary course of business, no Group Company has undertaken any guarantee or other contingent liability with respect to any indebtedness or liability of any third party other than to another Group Company.

12	Litigation and Investigations

12.1
No Group Company is party to any material litigation, administrative or arbitration proceeding (whether as plaintiff, defendant or otherwise) and, so far as the Manager is aware, no such material litigation, administrative, regulatory, arbitration or mediation proceeding is pending or threatened and there are no circumstances reasonably likely to give rise to any such proceeding.  For the purposes of this Section 12, material means a proceeding where the amount being claimed exceeds €1,000,000 or where an unfavourable outcome could reasonably be expected to have a Material Adverse Effect.

12.2	No Group Company is the subject of any current material investigation, enquiry or enforcement proceedings by any Governmental Entity.

12.3	No Group Company is affected by any judgment or ruling, order or decree of any Governmental Entity or arbitral tribunal that could reasonably be expected to have a Material Adverse Effect.

13	Insurance

13.1
The Group Companies have in full force and effect insurance policies in such amounts, and on such terms and covering such risks, as is customary for companies operating in the telecommunications industry in Central and Eastern Europe or, if a Group Company operates outside of Central and Eastern Europe, in the country where the respective Group Company operates, or as required under any agreement or obligation to which any of the Group Companies is bound.

13.2	With respect to each such insurance policy, the relevant Group Company or Group Companies are eligible to make claims under such insurance policy as contemplated by such insurance policy.

13.3	No material insurance claim is outstanding with respect to any of the Group Companies and no circumstances exist which could give rise to any such material insurance claim.

14	Insolvency

14.1	No Group Company is or is threatened to become insolvent or unable to pay its debts under the insolvency laws of the jurisdiction of its incorporation or has stopped paying its debts as they fall due.

14.2
There are no Actions pending or threatened against any of the Group Companies which could reasonably be expected to lead to any of the Group Companies becoming insolvent or resulting in the winding up, insolvency, liquidation or bankruptcy of any of the Group Companies.  There are no unfulfilled or unsatisfied material judgments or court orders against any Group Company.

15	Accounts

15.1
The Dataroom contained true and accurate copies of the consolidated financial statements of the Company (including any related notes thereto) for the fiscal year ended December 31, 2008 and for the three and six months ended June 30, 2009 (the “Accounts”).

15.2	The Accounts have been prepared in accordance with US GAAP consistently applied.

15.3
The Accounts fairly present in all material respects in accordance with US GAAP the financial position and the results of operations and cash flows for the Group Companies on a consolidated basis as at the end of and for the fiscal year ending 2008 and for the three and six months ended June 30, 2009.

16	Events Since the Accounts Date

16.1	Since December 31, 2008:

16.1.1	the businesses of the Group Companies have been conducted in the ordinary course consistent with past practice;

16.1.2	there has been no Material Adverse Effect; and

16.1.3	no asset material to the Group Companies, taken as a whole, has been acquired or disposed of nor has there been any agreement to acquire or dispose of any such asset.

16.2
So far as the Manager is aware, no event, fact or circumstance has occurred that will give rise to the necessity of making a restatement of, or an amendment to, any accounts of any Group Company for any of the last two completed financial years.

17	Taxes

17.1
All notices, returns, computations, self assessments and registrations of each Group Company for the purposes of Taxes have been made or given within the requisite periods and are correct in all material respects, and none of the Group Companies has given or received any written notice of any dispute with or enquiry by any Governmental Entity with respect to Taxes which is unresolved.

17.2	All information supplied by each Group Company to any Governmental Entity with respect to Taxes was when supplied and remains complete and accurate in all material respects.

17.3	All Taxes which each Group Company is liable to pay prior to the Closing Date has been or will be paid prior to the Closing Date.

17.4
No Group Company has, within the period of two years ending on the date of the Transaction Agreements, paid or become liable to pay any material penalty, fine, surcharge or interest charged in respect of Taxes, material for the purposes of this paragraph 17.4 meaning an amount greater than EUR 250,000.

17.5	No Group Company is the subject of proceedings or any enquiry (nor has any Group Company received any notice of the proposed commencement of such) by any Governmental Entity the subject or possible outcome of which is a re-characterization of a contractual or other arrangement (not being an employment contract) under which any person works at, for or on behalf of, any Group Company as an employment contract.

17.6
All payments by each Group Company to any person which ought to have been made under deduction of Tax have been made and each Group Company (if required by law to do so) has accounted to the Governmental Entity for the Tax so deducted.

17.7	Each Group Company is a taxable entity and, to the extent required by applicable law, is duly registered for the purposes of VAT.

17.8
Each Group Company has at all material times properly applied loss carry forwards, deductions and /or set-offs to which it was entitled and has done so in a proper manner according to Tax law applicable to it at the relevant time.

17.9
No Group Company has received any written notice from any Governmental Entity that (a) a Group Company has a permanent establishment in a jurisdiction other than the jurisdiction of its incorporation or (b) any inter-company transactions (including inter-company loans, management services agreements and secondments) between or among any two or more Group Companies were not on arm’s-length terms or that any of the Group Companies does not maintain adequate documentation in relation to such inter-company transactions.

17.10
There are no Tax sharing, allocation, indemnification or similar agreements in effect between any of the Group Companies or any predecessor thereof and any other party under which the Purchasers or the Group Companies could be liable for any Tax or other claims of any other party.

17.11
From February 24, 2009, the Company is considered a Hungarian tax resident for the purposes of corporate income tax, special tax and the double tax treaty between Hungary and Denmark.  The Company possess sufficient written evidence to substantiate that its effective place of management is in Hungary. The Company is not considered a tax resident in Denmark starting from February 24, 2009 and is not subject to any Danish taxation.

17.12
None of the Group Companies have any outstanding tax liabilities to the IRS.  None of the Group Companies are treated as a U.S. corporation for U.S. federal income tax purposes or otherwise subject to federal income taxation in the U.S.

18	Property

18.1	The Dataroom contained details of all land and buildings owned or leased by the Group Companies (the “Properties”).

18.2	No person other than a Group Company occupies or uses any of the Properties, or has a right to occupy or use any of the Properties.

18.3
None of the Properties are subject to any Liens (other than (a) Liens noted in the Accounts, (b) Liens consisting of zoning or planning restrictions or regulations, easements, permits, restrictive covenants, encroachments or other restrictions or limitations on the use of property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property and (c) any Liens securing Group Debt Facilities).

18.4
No Group Company has received notice of any breach of the relevant lease agreement for any Property such that the other party thereto would be entitled to terminate the lease or restrict the rights of such Group Company thereunder in any material respect.

18.5
For any part of the telecommunications network of the Group Companies for the provision of basic, public or private, local or long distance, wholesale or retail voice or data communications services offered by the Group Companies in Hungary (the “Hungarian Network”) which is situated on, in, under or over property which is not a Property, valid and enforceable contracts exist which entitle the relevant Group Company to use such part of the Hungarian Network.

18.6
There are no disputes or challenges to the title and rights of any Group Company in relation to its ownership or operation of any part of the Hungarian Network, and no such dispute or challenge has been threatened during the two year period preceding the signature of this Agreement.

19	Environmental

19.1
Each Group Company is and has at all times been in material compliance with all applicable Environmental Laws, and has obtained, and is in material compliance with, all Licenses required under such Environmental Laws.

19.2	There are no proceedings or Actions by any Environmental Authority or by any other person against each Group Company under any Environmental Law.

19.3	For the purposes of this Section 19:

“Environment” means all or any of the following (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land;

“Environmental Authority” means any Governmental Entity having jurisdiction in the jurisdictions where the respective Group Companies are incorporated or operate, to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all applicable law in force in the jurisdictions where the respective Group Companies are incorporated or operate whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances; and

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapor) which is capable of causing harm or damage to the Environment.

20	Group Employees / Contractors

20.1
Since December 31, 2008, the Group Companies have not increased or agreed to increase the overall level of aggregate compensation of its directors, managers, employees and contractors by more than the percentage set forth in the 2009 Group budget previously provided to MEP.

20.2	No Group Company is a party to a collective bargaining agreement or required to comply with a collective bargaining agreement.

20.3	Each Group Company has complied in all material respects with all requirements imposed on it by law or a collective bargaining agreement in relation to its employees.

20.4
No Group Company is involved in a dispute regarding a claim of material importance concerning employment, employment conditions, loss of employment, health and safety or otherwise with its employees or any trade union, association of trade unions, works council, staff association or other body representing its employees and there are no circumstances likely to give rise to any such dispute.

20.5
No Group Company has any liability for or in connection with any share trust, share incentive scheme, share option scheme or profit or equity sharing scheme for the benefit of all or any of its present or former employees or the dependants of any of such persons.

20.6
There is not in operation any agreement or arrangement of general application to the employees of any Group Company for the payment of, or payment of a contribution towards, any pensions, allowances, lump sums or similar benefits upon retirement, death, termination of employment or during periods of sickness or disablement, other than as required by applicable law or a collective bargaining agreement.

20.7
No director, employee, consultant or any other person is entitled to receive from a Group Company any bonus payment, severance payment or any other similar payment (whether in cash or in kind) arising from the change of control or change of ownership of the Group Company concerned.

21	Brokers’ Fees

None of the Group Companies nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by the Transaction Agreement for which the Purchasers or any Group Company could become liable or obligated.

22	Reports and Information

22.1	The aggregate written information (in whatever form) in relation to the Group Companies:

(a)	delivered by the Group Companies to:

(i)	PwC for the purpose of PwC preparing its financial due diligence review of the Group Companies;

(ii)	Weil Gotshal for the purpose of Weil Gotshal preparing its legal due diligence review of the Group Companies; and

(iii)	Analysys Mason for the purpose of Analysys Mason preparing its review of the telecommunications market and its assessment of the Company’s business plan;

in each case as delivered to the Purchasers for the purposes of the due diligence; or

(b)	otherwise placed by the Group Companies in the Dataroom,

was true and correct and not misleading in any material respect, and did not omit any material fact, the omission of which would make the information misleading, taken as a whole and, at the time it was given, delivered or otherwise made available, and  there has been no event or circumstance since the time the information concerned was given, delivered or made available that would render such information taken as a whole untrue, incorrect or misleading in any material respect.

22.2
There is no fact known to the Manager that would have a Material Adverse Effect which has not been set forth in this Agreement, the Transaction Agreements, the SEC Reports, the written information referred to in paragraph 22.1 above or any schedule, exhibit, certificate or other document attached or delivered pursuant to any of the foregoing.

22.3
For purposes of this Agreement, “Dataroom” means, collectively, (1) the dataroom maintained by the Company for the purposes of the transactions contemplated by the Transaction Agreements and (2) the dataroom maintained by

HTCC for the purposes of the abandoned auction sale of HTCC in 2008 and accessed by MEP and its representatives.

Annex B

Certain Limitations

Notwithstanding anything to the contrary in this Agreement, the liability of the Manager under this Agreement and any documents executed and delivered in connection herewith or contemplated hereby shall be subject to, and limited by, the provisions of this Annex B.

1.1
The representations and warranties given by the Manager under this Agreement (the “Representations and Warranties”) are deemed for all purposes to be qualified by the following (collectively, the “Disclosures”): (1) the disclosures set forth in (a) the letter, dated on or around the date hereof, from the Manager to the Equity Purchaser (the “Disclosure Letter”) and (b) the Company Disclosure Schedule; (2) acts, omissions, events and circumstances disclosed in, and reasonably apparent from, the SEC Reports filed and publicly available prior to the date of this Agreement; and (3) acts, omissions, events and circumstances disclosed in the Dataroom to the extent that a reasonable and prudent buyer, advised by competent and experienced legal counsel and financial advisors could reasonably have been expected to have discovered and understood the act, omission, event or circumstance and the fact that it might give rise to such any damages, penalties, fines, liabilities, obligations, losses and expenses (including court costs and attorneys’ fees) (collectively, “Losses”) of the extent suffered from an examination of the documents set out in the Data Room.  The Manager shall not be liable for Losses under or in connection with this Agreement for breach of any of the Representations and Warranties to the extent that the act, omission, event or circumstance giving rise to such Losses was so disclosed in the Disclosures.

1.2
In no event shall the Manager be liable to the Equity Purchaser or any other person for any exemplary, punitive, special, indirect, remote or speculative damages, or for any consequential damages that do not flow directly from the relevant event to the damages allegedly arising from such event or with respect to which no direct causal connection exists between the relevant event and the damages allegedly arising from such event, including loss of anticipated profits, damages to reputation and goodwill and loss of expected future business.

1.3
In no event shall any amounts be recovered from the Manager for breach of any Representation and Warranty or otherwise for any matter for which a written notice of claim specifying in reasonable detail the specific nature of the Losses and the estimated amount of such Losses is not delivered to the Manager prior to 23:59 local time in Budapest, Hungary, on the first anniversary of the Closing Date.

1.4
In no event shall the Manager be liable in any way whatsoever to the Equity Purchaser for any Losses with respect to any breach of any Representation and Warranty, unless the Equity Purchaser has suffered Losses with respect to such event or series of related events in an amount in excess of €25,000, in which event the Equity Purchaser shall be entitled to recover the full amount of Losses, and not just the excess (subject to Section 4 of this Agreement).

1.5
No amount shall be recovered from the Manager for the breach or untruth of any of the Representations and Warranties to the extent that the Equity Purchaser had actual and specific knowledge of such breach or untruth at or prior to the date of this Agreement.

1.6
The Manager shall not be liable for any Losses under or in connection with this Agreement for breach of any of the Representations and Warranties or otherwise to the extent that the act, omission, event or circumstance giving rise to such Losses was specifically noted, specifically provided for, specifically allowed for, or otherwise specifically taken into account in the Accounts, or to the extent the Loss is directly or indirectly based upon, attributable to or in any way arises out of any estimates, predictions, projections or forecasts of any future event, occurrence, performance or other matter.

1.7
The Equity Purchaser shall not be entitled to recover any sum in respect of any claim for breach of any of the Representations and Warranties or otherwise obtain reimbursement or restitution more than once in respect of the same act, omission, event or circumstance.

1.8
The Manager shall not be liable in respect of any breach of the Representations and Warranties or otherwise to the extent that a claim is based upon a liability that is contingent only, unless and until such contingent liability becomes an actual liability or until the same is finally adjudicated.

1.9
The Manager shall not be liable for any Losses under or in connection with this Agreement for breach of any of the Warranties or otherwise to the extent that the liability for such breach or claim occurs or is increased as a result of any Law, or other action of any Governmental Entity not in force on or before the Closing Date or as a result of any increase in Tax rates after the Closing Date.

1.10
The limitations set forth on this Annex B are not mutually exclusive, and the application of any one or more limitations shall not preclude or debar the application of any one or more other limitations.